Filed Pursuant to Rule 433

Registration No. 333-285537

Dated: April 15, 2026

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated April 15, 2026 to the Prospectus dated April 10, 2025 (the “Preliminary Prospectus Supplement”).

Issuer:	JPMorgan Chase & Co.

Security Type:	SEC Registered Senior Notes

Security:	Floating Rate Notes due 2030

Currency:	USD

Size:	$500,000,000

Maturity:	April 23, 2030

Payment Frequency:	Quarterly

Day Count Fraction:	Actual/360

Index:	Benchmark rate, which will initially be Compounded SOFR as described under “Description of the Notes—Interest on the notes” in the Preliminary Prospectus Supplement.

Re-offer Spread to Index:	+82 basis points

Price to Public:	100% of face amount

Proceeds (Before Expenses) to Issuer:	$498,750,000

Interest Payment Dates:	January 23, April 23, July 23 and October 23 of each year, commencing July 23, 2026.

Business Day:	New York

Business Day Convention:	Modified Following Business Day

Reset Frequency:	Quarterly

Optional Redemption:	We may redeem the notes, at our option, in whole, but not in part, on April 23, 2029 upon at least 5 days’ but no more than 60 days’ notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, we may redeem the notes, at our option, in whole at any time or in part from time to time, on or after March 23, 2030 upon at least 5 days’ but no more than 60 days’ notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The foregoing supplements and supersedes the information set forth under “Description of the Notes” in the Preliminary Prospectus Supplement.

CUSIP/ISIN:	46647PFN1 / US46647PFN15

Trade Date:	April 15, 2026

Settlement Date:	April 23, 2026 (T+6)

Denominations:	$2,000 x $1,000

Concurrent Issuance:	In addition to the notes described in this term sheet, JPMorgan Chase & Co. is concurrently offering $2,750,000,000 of fixed-to-floating rate notes due 2030, $3,000,000,000 of fixed-to-floating rate notes due 2032 and $3,750,000,000 of fixed-to-floating rate notes due 2037. The consummation of each of these offerings is not contingent on any other offering.

Sole Bookrunner:	J.P. Morgan Securities LLC

Co-Managers:

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citizens JMP Securities, LLC

FHN Financial Securities Corp.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

Nykredit Bank A/S

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

RBC Capital Markets, LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

Westpac Capital Markets LLC

Academy Securities, Inc.

American Veterans Group, PBC

AmeriVet Securities, Inc.

Apto Partners, LLC

Blaylock Van, LLC

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

CAVU Securities LLC

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Falcon Square Capital LLC

Independence Point Securities LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Stern Brothers & Co.

Telsey Advisory Group LLC

Tigress Financial Partners, LLC

Certain of the underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Settlement Period: The closing will occur on April 23, 2026 which will be more than one U.S. business day after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in one business day, unless the parties to a trade expressly agree otherwise.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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